Exhibit 99.1

CONTACT:	NovaStar Financial, Inc.
Jeffrey A. Gentle, 816-237-7424 (Investor Relations)

NovaStar Financial, Inc. Announces Pricing of Common Stock Offering

KANSAS CITY, Mo., Nov. 10, 2004 (BUSINESS WIRE)—NovaStar Financial, Inc. (NYSE:NFI), a lender and investor in residential mortgages, today announced that it has priced a public offering of 1,500,000 shares of its newly issued common stock, at $42.50 per share. NovaStar Financial has granted the underwriters an option, exercisable for 30 days, to purchase up to 225,000 additional shares of its newly issued common stock to cover over-allotments, if any.

JMP Securities LLC is serving as the lead managing underwriter of the offering with Flagstone Securities, LLC acting as co-manager.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus and prospectus supplement related to the offering may be obtained by contacting JMP Securities LLC, 600 Montgomery Street, Suite 1100, San Francisco, California 94111.